Exhibit 3.01

State of California

Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of
MAR 02 2007

/s/ Debra Bowen
DEBRA BOWEN
Secretary of State

Sec/State Form CE-107 (REV 1/2007)

ENDORSED – FILED
in the office of the Secretary of State
of the State of California

MAR 02 2007

ARTICLES OF INCORPORATION

OF

BANK OF MARIN BANCORP

ARTICLE I

The name of this corporation is: Bank of Marin Bancorp.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name and address in this state of this corporation’s initial agent for service of process is Mr. Russell A. Colombo, President and Chief Executive Officer, Bank of Marin, 504 Redwood Blvd., Suite 100, Novato, California 94947.

ARTICLE IV

(a)       The corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The number of shares of Preferred Stock authorized to be issued is 5,000,000 and the number of shares of Common Stock authorized to be issued is 15,000,000.

(b)       The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE V

(a)       The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b)       The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of the shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject only to the applicable limits set forth in Section 204 of the Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. The corporation is authorized to obtain, maintain and pay premiums for insurance covering the liability of its agents (as defined in said section 317) to the fullest extent permissible under the Corporations Code and other applicable law.

(c)       Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection to an agent of this corporation existing at the time of such amendment, repeal or modification.

Dated: March 1, 2007

/s/ John F. Stuart
JOHN F. STUART
Incorporator

FILED
Secretary of State
State of California

NOV 27 2018

CERTIFICATE OF AMENDMENT

of

ARTICLES OF INCORPORATION

OF

BANK OF MARIN BANCORP

Russell A. Colombo and Krissy Meyer certify that:

1.	They are the President and the Assistant Secretary, respectively, of Bank of Marin Bancorp, a California corporation.

2.	Article IV of the Corporation's Articles of Incorporation is amended to read as follows:

“ARTICLE IV

(a)	This corporation is authorized to issue two classes of stock, designated “Preferred Stock and “Common Stock.” respectively. The number of shares of Preferred Stock authorized to be issued is 5.000,000 and the number of shares of Common Stock authorized is 30,000.000. The Common Stock and the Preferred Stock shall have no par value. Upon the amendment of this Article to read as herein set forth, each outstanding share of Common Stock is split up and converted into two (2) shares of Common Stock.

(b)	The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series., may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

3.         The foregoing amendment of the Corporation’s Articles of Incorporation has been duly approved by the Board of Directors.

4..         The foregoing amendment of the Corporation’s Articles of Incorporation was one which the Board of Directors alone may adopt without approval of the outstanding shares pursuant to Section 902(c) of the California Corporations Code because this amendment effects only a stock split and proportionate increase in the number of authorized shares of common stock.

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of his or her own knowledge and that this declaration was executed on November 27, 2018 al Novato, California.

/s/ Russell A. Colombo
Russell A. Colombo
President

/s/ Krissy Meyer
Krissy Meyer
Assistant Secretary

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